Exhibit 99.2

CONSUMER CAP CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

For the Three-Month Periods Ended
November 30, 2000 and 1999

CONSUMER CAP CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands except share data)

	For the Three-Month Periods
	Ended November 30,

	2000	1999

Sales	$2,691	$2,342

Cost of sales	2,623	2,103

Gross profit	68	239

Selling, general and administrative	391	684

Loss from operations	(323)	(445)

Other (income) expense:

Interest income	—	(14)

Interest expense	149	79

	149	65

Loss before income taxes	(472)	(510)

Income tax benefit	—	—

Net loss	$(472)	$(510)

Redeemable preferred stock dividends	(140)	(140)

Net loss applicable to common stock	$(612)	$(650)

Number of shares used in computing per share amounts	14,800	14,800
Basic and diluted loss per common share	$(41)	$(44)

The accompanying notes are an integral part of these condensed financial statements.

CONSUMER CAP CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Three-Month Periods
	Ended November 30,

	2000	1999

Cash flows used in operating activities:	$(183)	$(577)

Cash flows from investing activities:

Additions to equipment and leasehold improvements	(15)	(1,233)

Net cash used in investing activities	(15)	(1,233)

Cash flows from financing activities:

Borrowings under revolver, net	263	224

Borrowings under long-term debt arrangements, net	(81)	858

Borrowings from related parties, net	76	139

Net cash provided by financing activities	258	1,221

Increase (decrease) in cash and cash equivalents	60	(589)

Cash and cash equivalents at beginning of period	15	2,007

Cash and cash equivalents at end of period	$75	$1,418

The accompanying notes are an integral part of these condensed financial statements.

CONSUMER CAP CORPORATION

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

1.  Basis of Presentation:

      The accompanying unaudited condensed financial statements include the accounts of Consumer Cap Corporation (“Consumer”) and have been prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of Consumer’s management, the accompanying unaudited condensed financial statements contain all adjustments, consisting only of those of a normal, recurring nature necessary for a fair presentation of the results of operations and cash flows of Consumer for the periods indicated. While management believes that the disclosures presented are adequate to make the information not misleading, these financial statements should be read in conjunction with the audited financial statements of Consumer for the eleven-month period ended November 30, 2000 included elsewhere in this Form 8-K/A. Operating results for the three-month period ended November 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2000.

2.  Subsequent Event:

      On December 30, 2000, Consumer entered into an agreement with Portola Packaging, Inc. (“Portola”) for the sale of substantially all of its assets and the assumption of certain of its liabilities for a purchase price of approximately $1,477,000 plus the assumption of liabilities totaling $8,248,000. The purchase price is subject to adjustment as provided in the agreement. On January 12, 2001, the acquisition was completed through the purchase of the assets of Consumer by a wholly-owned subsidiary of Portola.

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